Exhibit 99.1

ORBITAL ANNOUNCES FOURTH QUARTER AND FULL YEAR 2012 FINANCIAL RESULTS

— Company Reports Growth in Revenues and Operating Results —

— Orbital Also Updates 2013 Financial Guidance and Operational Outlook —

(Dulles, VA 14 February 2013) — Orbital Sciences Corporation (NYSE: ORB) today reported its fourth quarter and full year 2012 financial results.  Fourth quarter 2012 revenues were $354.6 million, up 6% compared to $335.5 million in the fourth quarter of 2011.  Fourth quarter 2012 operating income was $31.3 million, an increase of 41% compared to $22.2 million in the fourth quarter of 2011.

Adjusted net income* was $17.4 million, or $0.29 adjusted diluted earnings per share*, in the fourth quarter of 2012, compared to adjusted net income of $16.2 million, or $0.27 adjusted diluted earnings per share, in the fourth quarter of 2011.  Orbital's free cash flow* in the fourth quarter of 2012 was positive $0.3 million compared to negative $46.2 million in the fourth quarter of 2011.

Full year 2012 revenues were $1,436.8 million, up 7% compared to $1,345.9 million in 2011.  Operating income was $112.6 million in 2012, an increase of 41% compared to $79.8 million in 2011.  Adjusted net income was $64.5 million, or $1.08 adjusted diluted earnings per share in 2012, compared to adjusted net income of $54.6 million, or $0.92 adjusted diluted earnings per share in 2011.  Full year free cash flow was negative $34.3 million in 2012, compared to positive $5.3 million in 2011.

Mr. David W. Thompson, Orbital's Chairman and Chief Executive Officer, said, "Orbital's fourth quarter and full year 2012 financial results reflected continued growth in revenues and operating income, both of which set new annual records for the company.  Operational activity was also robust last year, with 23 rocket launches, five satellite deployments and 20 other system deliveries being carried out in 2012."

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* "Adjusted net income," "adjusted diluted earnings per share" and "free cash flow" are non-GAAP financial measures.  For additional details concerning these measures, please refer to the sections of this press release entitled "Cash Flow" and "Disclosure of Non-GAAP Financial Measures."

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Orbital Sciences Corporation s 45101 Warp Drive, Dulles, VA 20166 s 703-406-5000

Orbital Announces Fourth Quarter 2012 Financial Results

Financial Highlights

	Fourth Quarter				Full Year
($ in millions, except per share data)	2012		2011		2012		2011
Revenues	$354.6		$335.5		$1,436.8		$1,345.9
Operating Income	31.3		22.2		112.6		79.8
Net Income	13.9		17.4		61.0		67.4
Adjusted Net Income	17.4	(1)	16.2	(1)	64.5	(1)	54.6	(1)
Diluted Earnings Per Share	$0.23		$0.29		$1.02		$1.13
Adjusted Diluted Earnings Per Share	0.29	(1)	0.27	(1)	1.08	(1)	0.92	(1)
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(1)	Adjusted to exclude debt extinguishment expense in 2012 and favorable income tax adjustments in 2011 and 2012.

Revenues increased $19.1 million, or 6%, in the fourth quarter of 2012 compared to the fourth quarter of 2011.  The revenue growth was primarily due to a $4.2 million increase in launch vehicles segment revenues, a $3.5 million increase in satellites and space systems segment revenues and a $35.3 million reduction in intersegment revenue eliminations.  These factors were partially offset by a $23.9 million revenue reduction in the advanced space programs segment.  The reduction in intersegment revenues was attributable to a lower level of production activity on Antares launch vehicles for the Commercial Orbital Transportation Services (COTS) research and development program that is nearing completion.  The revenue growth in the launch vehicles segment was principally due to increased activity on target launch vehicles and missile defense interceptors, partially offset by a reduction in space launch vehicle revenues.  The reduction in space launch vehicle revenues was primarily attributable to decreased production work on Antares rockets for the COTS program, which was largely offset by an increase in production work on Antares rockets on the CRS contract.  The revenue growth in the satellites and space systems segment was primarily due to increased activity on science and remote sensing satellite contracts, partially offset by decreased activity on communications satellite contracts.  The reduction in advanced space programs segment revenues was mainly due to decreased activity on national security satellite contracts.

Operating income increased $9.1 million, or 41%, in the fourth quarter of 2012 compared to the fourth quarter of 2011, due to an $8.7 million profit increase in the satellites and space systems segment and a $2.8 million profit increase in the launch vehicles segment, partially offset by a profit reduction of $2.4 million in the advanced space program segment.  Satellites and space systems segment operating income increased mainly due to profit improvements in the communications satellite product line and a nonrecurring contract settlement charge of $6.5 million that reduced operating income in the fourth quarter of 2011.  Launch vehicles segment operating income increased principally due to profit improvements on space launch vehicle contracts. Advanced space programs segment operating income decreased primarily due to reduced activity on national security satellite contracts.

Net income in the fourth quarter of 2012 was $13.9 million, or $0.23 diluted earnings per share, compared to $17.4 million, or $0.29 diluted earnings per share, in the fourth quarter of 2011.  The company's fourth quarter 2011 financial results included $6.5 million of insurance recoveries reported in "other income" that offset equal charges reflected in operating income.
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Orbital Announces Fourth Quarter 2012 Financial Results

In the fourth quarter of 2012, the company refinanced substantially all of its long-term debt and recognized $10.3 million of nonrecurring debt extinguishment expenses.  Additionally, in the fourth quarter of 2012, the company recorded a favorable income tax adjustment of $2.8 million pertaining to extraterritorial income (ETI) exclusions.  The fourth quarter of 2011 included federal research and development tax credits of $1.2 million that were not available to the company in 2012.  Excluding the effect of these transactions, adjusted net income was $17.4 million, or $0.29 adjusted diluted earnings per share, in the fourth quarter of 2012 compared to $16.2 million, or $0.27 adjusted diluted earnings per share, in the fourth quarter of 2011.

Full year 2012 revenues increased $90.9 million, or 7%, compared to full year 2011, due to revenue growth in the launch vehicles and the advanced space programs segments partially offset by lower revenues in the satellites and space systems segment.  Launch vehicles segment revenues grew principally due to increased activity on target launch vehicles.  Advanced space programs segment revenues increased primarily due to increased activity on the Commercial Resupply Services (CRS) cargo delivery contract with NASA.  Satellites and space systems segment revenues decreased mainly due to lower activity on communications satellite contracts.

Full year 2012 operating income increased $32.8 million, or 41%, compared to full year 2011, due to higher operating income in all three business segments.  Launch vehicles segment operating income increased largely due to improved operating income from space launch vehicles that was primarily attributable to a nonrecurring adjustment related to a launch failure that reduced operating income by $11.3 million in 2011.  Satellites and space systems segment operating income increased principally due to profit improvements in the communications satellite product line in addition to a nonrecurring contract settlement charge that reduced operating income by $6.5 million in 2011.  Advanced space programs segment operating income increased mainly due to increased activity on the CRS contract and a favorable contract closeout adjustment in 2012.

Full year 2012 net income was $61.0 million, or $1.02 diluted earnings per share, compared to $67.4 million, or $1.13 diluted earnings per share in 2011.  The company's full year 2011 financial results included $17.8 million of insurance recoveries reported in "other income" that offset equal charges reflected in operating income.  The company's full year effective income tax rates were 33.5% in 2012 and 23.4% in 2011.

The company's full year 2012 financial results included $10.3 million of nonrecurring debt extinguishment expenses.  In addition, 2012 and 2011 included favorable income tax adjustments of $2.8 million and $7.7 million, respectively, pertaining to ETI exclusions. Additionally, 2011 included federal research and development tax credits of $5.1 million that were not available to the company in 2012.  Excluding the effect of these transactions, adjusted net income was $64.5 million, or $1.08 adjusted diluted earnings per share, for full year 2012, compared to adjusted net income of $54.6 million, or $0.92 adjusted diluted earnings per share, for full year 2011.
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Orbital Announces Fourth Quarter 2012 Financial Results

Segment Results

Launch Vehicles

	Fourth Quarter			Full Year
($ in millions)	2012	2011	% Change	2012	2011	% Change
Revenues	$134.2	$130.0	3%	$527.3	$483.2	9%
Operating Income	9.9	7.1	39%	36.2	14.2	155%
Operating Margin	7.4%	5.5%		6.9%	2.9%

Launch vehicles segment revenues increased $4.2 million in the fourth quarter of 2012 compared to the fourth quarter of 2011 due to increased activity on target launch vehicles and missile defense interceptors, partially offset by a reduction in space launch vehicle revenues.  The reduction in space launch vehicle revenues was primarily attributable to decreased production work on Antares rockets for the COTS program, which is nearing completion, that was largely offset by an increase in production work on Antares rockets for the CRS contract.

Segment operating income increased $2.8 million in the fourth quarter of 2012 compared to the fourth quarter of 2011 primarily due to profit improvements on certain space launch vehicle contracts and increased activity on target launch vehicles.  Segment operating margin increased principally due to space launch vehicle profit improvement.

Satellites and Space Systems

	Fourth Quarter			Full Year
($ in millions)	2012	2011	% Change	2012	2011	% Change
Revenues	$125.3	$121.8	3%	$496.2	$553.8	(10%	)
Operating Income	16.1	7.4	118%	46.2	37.6	23%
Operating Margin	12.8%	6.1%		9.3%	6.8%

Satellites and space systems segment revenues increased $3.5 million in the fourth quarter of 2012 compared to the fourth quarter of 2011 primarily due to increased activity on science and remote sensing satellite contracts, partially offset by decreased activity on communications satellite contracts.

Segment operating income increased $8.7 million in the fourth quarter of 2012 compared to the fourth quarter of 2011 largely due to the effect of a nonrecurring contract settlement charge that reduced operating income by $6.5 million in the fourth quarter of 2011.  In addition, segment operating income was increased by favorable profit adjustments on certain communications satellite and science and remote sensing satellite contracts that were substantially completed in the fourth quarter of 2012.  Segment operating margin improved principally due to the favorable profit adjustments on certain communications satellite and science and remote sensing satellite contracts and the effect of the contract settlement charge in the fourth quarter of 2011.
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Orbital Announces Fourth Quarter 2012 Financial Results

Advanced Space Programs

	Fourth Quarter				Full Year
($ in millions)	2012	2011	% Change		2012	2011	% Change
Revenues	$102.0	$125.9	(19%	)	$470.1	$434.0	8%
Operating Income	5.3	7.7	(31%	)	32.3	28.0	15%
Operating Margin	5.2%	6.1%			6.9%	6.5%

Advanced space programs segment revenues decreased $23.9 million in the fourth quarter of 2012 compared to the fourth quarter of 2011 mainly due to decreased activity on national security satellite contracts.

Segment operating income decreased $2.4 million in the fourth quarter of 2012 compared to the fourth quarter of 2011 principally due to decreased activity on national security satellite contracts.  Segment operating margin declined primarily due to a reduction in operating margin on national security satellite contracts.

Cash Flow

	Fourth Quarter	Full Year
($ in millions)	2012	2012
Net Cash Provided by (Used in) Operating Activities	$11.7	$(7.7)
Capital Expenditures	(11.4)	(52.2)
Net Proceeds from Disposition of Property	—	25.6
Free Cash Flow	0.3	(34.3)
Issuance of Debt	148.5	148.5
Repayment of Debt	(145.2)	(145.2)
Other, Net	1.2	4.1
Net Increase (Decrease) in Cash	4.8	(26.9)
Beginning Cash Balance	227.5	259.2
Ending Cash Balance	$232.3	$232.3

During the fourth quarter of 2012, the company received net cash proceeds of $148.5 million in connection with a new five-year term loan agreement.  The company used $145.2 million of the proceeds to repay substantially all of its prior long-term debt.

New Business Highlights

In the fourth quarter of 2012, Orbital recorded approximately $445 million in new firm and option contract bookings.  In addition, the company recognized approximately $325 million of option exercises under existing contracts.  For full year 2012, Orbital received approximately $1.44 billion in firm and option bookings and approximately $820 million of option exercises under existing contracts.  As of December 31, 2012, the company's firm contract backlog was.
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Orbital Announces Fourth Quarter 2012 Financial Results

approximately $2.2 billion and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $5.0 billion.

Operational Highlights

In the fourth quarter of 2012, three Orbital-built commercial communications satellites were launched and deployed into geosynchronous (GEO) orbit, including the Intelsat 23, Star One C3 and Mexsat Bicentenario spacecraft.  In addition, the company launched three sounding rockets in support of NASA science missions.  Orbital also delivered several satellites and target missiles to be used in future missions.  The company made significant progress on the COTS and CRS programs with the completion of several critical propellant loading tests of the Antares rocket at the Wallops Island launch site and the completion of production and environmental testing on the Cygnus spacecraft to be flown on the first CRS mission scheduled to be launched in 2013.

For the year as a whole, 2012 was a busy and productive period for the company.  The company launched four major rockets, deployed five satellites into Earth orbit and carried out 19 smaller scientific rocket missions.  The rocket launches included a Pegasus space launch vehicle and two ballistic missile defense-related targets.  Orbital also completed and deployed four commercial communications spacecraft and the NuSTAR astrophysics satellite.  Additionally, in 2012 the company achieved numerous milestones in the Antares rocket and the Cygnus cargo logistics spacecraft development programs.

Looking ahead to 2013, Orbital is planning to carry out approximately 40 operational events, including approximately 15 launch vehicle missions highlighted by the first three flights of the Antares medium-class space launch vehicle.  Orbital also expects to deploy six spacecraft, including the first two Cygnus cargo logistics spacecraft to be launched aboard Antares rockets for the COTS and CRS programs.  In addition, Orbital is scheduled to carry out about 20 scientific sounding rocket missions from multiple launch ranges.

2013 Financial Guidance

The company updated its financial guidance for 2013, amending the preliminary outlook for the year that was first provided last October, as follows:

	Current	Previous
Revenues ($ in millions)	$1,425 - $1,500	$1,450 - $1,525
Operating Income Margin	7.00% - 7.50%	7.25% - 7.75%
Diluted Earnings per Share	$1.00 - $1.10	$1.00 - $1.15
Free Cash Flow ($ in millions)	$0 - $20	n/a

The outlook for 2013 is based on a variety of assumptions about future business conditions and operational events, including new business bookings, U.S. Government budget levels, developmental and operational schedules and tax policies.  This outlook assumes that the effective income tax rate will be approximately 38% in 2013.
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Orbital Announces Fourth Quarter 2012 Financial Results

Disclosure of Non-GAAP Financial Measures

We define free cash flow as GAAP (U.S. Generally Accepted Accounting Principles) net cash provided by (used in) operating activities, less capital expenditures for property, plant and equipment, plus net proceeds from disposition of property.  A reconciliation of free cash flow to net cash provided by (used in) operating activities is included above in the section entitled "Cash Flow."  Management believes that the company's presentation of free cash flow is useful because it provides investors with an important perspective on the company's liquidity, financial flexibility and ability to fund operations and service debt.

Adjusted net income is defined as GAAP net income adjusted to exclude debt extinguishment expense and favorable income tax adjustments pertaining to extraterritorial income exclusions and federal research and development tax credits.  Adjusted diluted earnings per share is equal to adjusted net income divided by diluted shares.  These measures are provided so investors can more easily compare current and prior period results without the impact of these significant charges and adjustments.  The reconciliation of the GAAP net income to adjusted net income is a follows:

	Fourth Quarter		Full Year
($ in millions, except per share data)	2012	2011	2012	2011
GAAP Net Income	$13.9	$17.4	$61.0	$67.4
Adjustments
Debt Extinguishment Expense, net of tax	6.3	—	6.3	—
ETI Tax Adjustments (1)	(2.8)	—	(2.8)	(7.7)
Research and Development Tax Credit	—	(1.2)	—	(5.1)
Adjusted Net Income	$17.4	$16.2	$64.5	$54.6
Adjusted Diluted Earnings Per Share	$0.29	$0.27	$1.08	$0.92
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(1)	These favorable income tax adjustments pertain to extraterritorial income (ETI) exclusions.

Orbital does not intend for the above non-GAAP financial measures to be considered in isolation or as a substitute for the related GAAP measures.  Other companies may define these measures differently.

About Orbital

Orbital develops and manufactures small- and medium-class rockets and space systems for commercial, military and civil government customers.  The company's primary products are satellites and launch vehicles, including low-Earth orbit, geosynchronous-Earth orbit and planetary exploration spacecraft for communications, remote sensing, scientific and defense missions; human-rated space systems for Earth-orbit, lunar and other missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles.  Orbital also provides satellite subsystems and space-related technical services to U.S. Government agencies and laboratories.  More information about Orbital can be found at http://www.orbital.com.
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Orbital Announces Fourth Quarter 2012 Financial Results

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may be forward-looking in nature or "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, those related to our financial outlook, liquidity, goals, business strategy, projected plans and objectives of management for future operating results and forecasts of future events.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements often include the words "anticipate," "forecast," "expect," "believe," "should," "will," "intend," "plan" and words of similar substance.  Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement.  Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, including the impact of potential sequestration under the Budget Control Act of 2011, new product development programs, the availability of key product components, product performance and market acceptance of products and technologies, achievement of contractual milestones, government contract procurement and termination risks and income tax rates, as well as other risk factors and business considerations described in the company's SEC filings, including its annual report on Form 10-K, may materially impact Orbital's actual financial  and operational results.  Orbital assumes no obligation for updating the information contained in this press release.

A transcript of the earnings teleconference call will be available on Orbital's website at http://www.orbital.com/Investor.

Contact:
Barron Beneski (703) 406-5528
Public and Investor Relations
beneski.barron@orbital.com

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Orbital Announces Fourth Quarter 2012 Financial Results

ORBITAL SCIENCES CORPORATION
Consolidated Income Statements
(in thousands, except per share data)

	Fourth Quarter		Full Year
	2012	2011	2012	2011

Revenues	$354,589	$335,451	$1,436,769	$1,345,923
Cost of revenues	263,852	253,097	1,097,190	1,074,389
Research and development expenses	31,483	35,503	114,205	102,751
Selling, general and administrative expenses	27,935	24,648	112,803	88,989
Income from operations	31,319	22,203	112,571	79,794
Interest income and other	55	6,774	749	19,335
Interest expense	(2,711)	(2,881)	(11,275)	(11,096)
Debt extinguishment expense	(10,261)	—	(10,261)	—
Income before income taxes	18,402	26,096	91,784	88,033
Income tax provision	(4,454)	(8,727)	(30,778)	(20,639)
Net income	$13,948	$17,369	$61,006	$67,394

Basic income per share	$0.23	$0.29	$1.03	$1.14
Diluted income per share	0.23	0.29	1.02	1.13

Shares used in computing basic income per share	59,511	58,799	59,165	58,531
Shares used in computing diluted income per share	59,762	59,217	59,457	59,127

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Orbital Announces Fourth Quarter 2012 Financial Results

ORBITAL SCIENCES CORPORATION
Segment Information
(in millions)

	Fourth Quarter		Full Year
	2012	2011	2012	2011
Revenues:
Launch Vehicles	$134.2	$130.0	$527.3	$483.2
Satellites and Space Systems	125.3	121.8	496.2	553.8
Advanced Space Programs	102.0	125.9	470.1	434.0
Eliminations	(6.9)	(42.2)	(56.8)	(125.1)
Total Revenues	$354.6	$335.5	$1,436.8	$1,345.9

Income from Operations:
Launch Vehicles	$9.9	$7.1	$36.2	$14.2
Satellites and Space Systems	16.1	7.4	46.2	37.6
Advanced Space Programs	5.3	7.7	32.3	28.0
Corporate and Other	—	—	(2.1)	—
Total Income from Operations	$31.3	$22.2	$112.6	$79.8
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Orbital Announces Fourth Quarter 2012 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2012	2011
Assets
Cash	$232,324	$259,219
Receivables	499,222	333,467
Inventories, net	61,251	64,335
Deferred income taxes, net	38,216	51,413
Other current assets	17,810	46,965
Total current assets	848,823	755,399
Investments	9,200	8,500
Property, plant and equipment, net	251,360	259,972
Goodwill	75,261	75,261
Other non-current assets	26,810	31,668
Total Assets	$1,211,454	$1,130,800

Liabilities and Stockholders' Equity
Accounts payable and accrued expenses	$257,113	$234,379
Deferred revenues and customer advances	62,098	104,970
Total current liabilities	319,211	339,349
Long-term debt	150,736	131,182
Other non-current liabilities	27,961	16,990
Total stockholders' equity	713,546	643,279
Total Liabilities and Stockholders' Equity	$1,211,454	$1,130,800

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Orbital Announces Fourth Quarter 2012 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Fourth Quarter	Full Year
	2012	2012

Net income	$13,948	$61,006
Depreciation and amortization	9,344	37,339
Deferred income taxes	2,777	26,886
Debt extinguishment expense	10,261	10,261
Changes in assets and liabilities	(28,020)	(154,435)
Other	3,352	11,277
Net cash provided by (used in) operating activities	11,662	(7,666)
Capital expenditures	(11,374)	(52,175)
Net proceeds from disposition of property	—	25,589
Net cash used in investing activities	(11,374)	(26,586)
Proceeds from issuance of debt	148,534	148,534
Repayment of debt	(145,179)	(145,179)
Net proceeds from issuance of common stock	914	3,504
Other, Net	244	498
Net cash provided by financing activities	4,513	7,357
Net increase (decrease) in cash	4,801	(26,895)
Cash, beginning of period	227,523	259,219
Cash, end of period	$232,324	$232,324

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